UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 19, 2008
_______________________

Sysco Corporation
(Exact name of registrant as specified in its charter)
_________________________

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A
(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

 (e) On November 19, 2008, the stockholders of Sysco Corporation (“Sysco” or the “Company”) approved the 2008 Cash Performance Unit Plan (the “Plan”), which was adopted by the Company’s Board of Directors (the “Board”) subject to obtaining stockholder approval and upon recommendation of the Compensation Committee of the Board (the “Committee”).   The Plan is effective for awards issued on or after September 4, 2009 and permits the payment of cash bonuses to certain salaried employees based on the achievement of pre-established performance goals over a performance period of at least three years.  The Plan will expire on September 4, 2013, unless sooner terminated by the Board, and is intended to replace the 2004 Cash Performance Unit Plan, which expires on September 3, 2009.

The material terms of the Plan are summarized below.

Plan Administration

The Committee administers the Plan and establishes performance goals for each period based on any combination of corporate, subsidiary, division or business units.  With respect to covered employees, as defined in Section 162(m) of the Internal Revenue Code (the “Code”), the performance goals are restricted to the following criteria:

•	Increases in Net After-Tax Earnings Per Share,
•	Increases in Operating Pre-Tax Earnings,
•	Sales Growth,
•	Return on Capital Employed,
•	Return on Assets,
•	Market Share,
•	Margin Growth,
•	Return on Equity,
•	Total Shareholder Return,
•	Operating Profit or Improvements in Operating Profit,
•	Improvements in Working Capital,
•	Improvements in the Ratio of Sales to Net Working Capital,
•	Reductions in Inventories, Accounts Receivable or Operating Expenses,
•	Net Earnings,
•	Pre-Tax Earnings,
•
Economic Value Added (defined as net operating profit after taxes minus the product of weighted average cost of capital times adjusted assets, with adjusted assets equal to total assets less intercompany balances less non-interest bearing liabilities plus present value non-cancellable lease agreements), and

•	Comparisons with other Peer Companies or Generally Recognized Industry Groups or Classifications Based on Relative Performance Using One or More of the Above Criteria.

The Committee is also responsible for determining which employees will participate in the Plan, the length of the performance period, which shall be no less than three fiscal years in duration, the payment date for the performance period, the unit value and method for determining the payment amount for each participant and the maximum amount of performance units that may be received by each participant for each performance period.  Eligibility to participate in the Plan is limited to full-time, salaried employees of the Company.

Payments

Payments earned under the Plan will be made in cash no later than four months following completion of the applicable performance period.  The maximum payment in respect of any performance period to be paid to any covered employee shall not exceed 1% of the Company’s earnings before taxes for the fiscal year ended immediately prior to the payment date.

Termination of Employment

Generally, a participant must be employed on the last day of a performance period to receive payments under the Plan.  However, a participant is entitled to receive payment for the full performance period if employment is terminated by reason of retirement or disability and is entitled to a pro rata portion of any amounts earned during the performance period if the participant dies prior to the end of performance period.

Change of Control

If a change of control, as defined in the Plan, occurs during a performance period, a participant’s performance units with respect to such performance period will be considered vested, and payment will be made to the participant within 90 days after the date of the change of control.  Payments will be based on the maximum amount that could be paid assuming the highest level of performance is achieved.

Amendments

The Plan may be withdrawn or amended by the Board or the Committee at any time, unless such withdrawal or amendment may decrease or eliminate a payment that would be made pursuant to a change of control.

Tax Deductibility

The Plan is designed to ensure that any compensation that may be payable under the Plan will qualify as performance-based compensation within the meaning of Section 162(m) of the Code, and therefore is fully deductible by the Company for federal income tax purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: November 21, 2008	By:	/s/ Michael C. Nichols
Michael C. Nichols
Senior Vice President, General Counsel
and Corporate Secretary